Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cue Biopharma, Inc. of our report dated March 11, 2020, relating to the consolidated financial statements of Cue Biopharma, Inc. and Subsidiary appearing in the Annual Report on Form 10-K of Cue Biopharma, Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Boston, Massachusetts
March 12, 2020